Redacted portions have been marked with asterisks (****). Confidential treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.

                                                          CONFIDENTIAL TREATMENT

                                                                   EXHIBIT 10.21

                                                                    CONFIDENTIAL








                            STOCK PURCHASE AGREEMENT

                                      FOR

                       CNG COMPUTER NETWORKING GROUP INC.


                                  BY AND AMONG


                           THE SELLERS LISTED HEREIN


                                      AND


                   WILTEL COMMUNICATIONS (CANADA), INC., AND
                     WILLIAMS COMMUNICATIONS SOLUTIONS, LLC



                          DATED AS OF OCTOBER 13, 1998

                               TABLE OF CONTENTS



                                                                            Page
                                                                            ----
PARTIES AND PREAMBLES ...................................................    1
ARTICLE I         PURCHASE AND SALE OF THE SHARES .......................    1

         1.1      Purchase and Sale .....................................    1
         1.2      Consideration .........................................    1
         1.3      Closing ...............................................    2
         1.4      Deliveries by Sellers .................................    3
         1.5      Deliveries by Buyer ...................................    3

ARTICLE II        RELATED MATTERS .......................................    4

         2.1      Related Party Transactions ............................    4
         2.2      Non-Competition Agreements ............................    4
         2.3      Employee and Associate Plans ..........................    4
         2.4      Service Credit ........................................    5

ARTICLE III       REPRESENTATIONS AND WARRANTIES OF
                      SELLERS ...........................................    5

         3.1      Organization ..........................................    5
         3.2      Authorization .........................................    6
         3.3      Capitalization ........................................    6
         3.4      Consents and Approvals; No Violations .................    6
         3.5      Financial Statements ..................................    7
         3.6      Absence of Undisclosed Liabilities ....................    7
         3.7      Absence of Material Adverse and Other
                           Changes ......................................    7
         3.8      Title to Company Stock ................................    8
         3.9      Customers; Agreement ..................................    8
         3.10     Property Leases .......................................    8
         3.11     Inventory; Fixed Assets; Accounts Receivable ..........    8
         3.12     Licenses; Authorizations ..............................    9
         3.13     Intellectual Property .................................    9
         3.14     Litigation ............................................    9
         3.15     Environmental and Safety Matters ......................    9
         3.16     Insurance .............................................    9
         3.17     Employment and Labor Matters ..........................   10
         3.18     Minute Books ..........................................   13
         3.19     Taxes .................................................   14
         3.20     Certain Fees ..........................................   14
         3.21     Disclosure ............................................   14

ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF BUYER ...............   14

         4.1      Organization and Authority of Buyer ...................   14
         4.2      Consents and Approvals; No Violations .................   14
         4.3      Availability of Funds .................................   15
         4.4      Certain Fees ..........................................   15
         4.5      Disclosure ............................................   15




ARTICLE V         COVENANTS ..............................................  15

         5.1      Conduct of the Company .................................  15
         5.2      Access to Information; Confidential Information ........  16
         5.3      Consents ...............................................  17
         5.4      Exclusive Negotiations .................................  18
         5.5      Covenant to Satisfy Conditions .........................  18
         5.6      Public Announcements ...................................  18

ARTICLE VI        CERTAIN TAX MATTERS ....................................  18

         6.1      Tax Matters ............................................  18
         6.2      Definitions ............................................  20

ARTICLE VII       CONDITIONS TO OBLIGATIONS OF THE PARTIES ...............  21

         7.1      Conditions to Each Party's Obligations .................  21
         7.2      Conditions to Obligations of Sellers ...................  22
         7.3      Conditions to Obligations of Buyer .....................  22

ARTICLE VIII      TERMINATION; AMENDMENT; WAIVER .........................  22

         8.1      Termination ............................................  22
         8.2      Effect of Termination ..................................  23
         8.3      Amendment, Modification and Waiver .....................  23

ARTICLE IX        SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION ...........  23

         9.1      Non-Survival of Representations,
                  Warranties and Agreements ..............................  23
         9.2      Sellers' Agreement to Indemnify ........................  24
         9.3      Buyer's Agreement to Indemnify .........................  25
         9.4      Third Party Indemnification ............................  25

ARTICLE X         MISCELLANEOUS ..........................................  26

         10.1     Fees and Expenses ......................................  26
         10.2     Further Assurances .....................................  27
         10.3     Notices ................................................  27
         10.4     Severability ...........................................  28
         10.5     Binding Effect; Assignment .............................  28
         10.6     No Third Party Beneficiaries ...........................  28
         10.7     Interpretation .........................................  28
         10.8     Entire Agreement .......................................  29
         10.9     Governing Law ..........................................  29
         10.10    Resolution of Disagreements Among Parties ..............  29
         10.11    Counterparts ...........................................  30

EXHIBITS                                                               Reference
                                                                       ---------

         A.       Form of Certificate from Sellers                     1.4(e)
         B.       Form of Certificate from the Company                 1.4(e)
         C.       Form of Certificate from Buyer                       1.5(b)
         D.       Form of Non-Competition Agreement                    2.2


SCHEDULES

         3.3               Capitalization
         3.4               Consents and Approvals
         3.5               Supplement to Financial Statements
         3.7               Absence of Material Adverse and Other Changes

         3.8               Ownership of Shares
         3.9(a)            Customers
         3.9(b)            Material Contracts
         3.10              Property Leases
         3.11(a)           Inventory
         3.11(b)           Fixed Assets
         3.11(c)           Accounts Receivable
         3.12              Licenses
         3.14              Litigation (None)
         3.16              Insurance
         3.17(a)           Employee List, Employment Agreements and Independent
                           Contractors
         3.17(b)           Employee Benefit Plans
         3.17(d)           Plan Disclosures
         3.18              Taxes
         4.2               Consents and Approvals

                            STOCK PURCHASE AGREEMENT


          STOCK PURCHASE AGREEMENT, dated October 13, 1998 (the "Agreement"), by and among 1310038 Ontario Inc., George Johnston, Hayden Marcus, the H. Marcus Family Trust and Gary White (collectively, "Sellers") and WilTel Communications (Canada), Inc., a Canadian corporation ("Buyer") and Williams Communications Solutions, LLC ("Parent").

          WHEREAS, pursuant to the terms and conditions of this Agreement, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all of the issued and outstanding shares (the "Shares") of the capital stock in CNG Computer Networking Group Inc., an Ontario corporation (the "Company"); and

          WHEREAS, Sellers desire Parent to perform certain of the obligations and guaranty certain of the payments hereunder.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:


                                   ARTICLE I

                        PURCHASE AND SALE OF THE SHARES

     Section 1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing provided for in Section 1.3 hereof (the "Closing"), Sellers will sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase, acquire and accept from Sellers, the Shares. The total number and type of Shares to be sold by each of the Sellers and the Purchase Price (defined in Section 1.2) to be allocated to each of the Sellers hereunder is shown on
Schedule 1.1.

     Section 1.2 Consideration. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements of Sellers contained herein, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery of the Shares, Buyer will deliver or cause to be delivered to Sellers' Representative the following (the sum of (a) and (b), the "Purchase Price"):

     (a) **** in cash (unless otherwise indicated all dollar amounts in this Agreement shall denote

Canadian dollars) at the Closing by wire transfer of immediately available funds to such bank accounts as will be designated by Sellers prior to the Closing (the "Initial Purchase Price"); and

(b) on the first anniversary of the Closing an amount equal to ****, on the second anniversary of the Closing an amount equal to ****, on the third anniversary of the Closing an amount equal to ****, and on the fourth anniversary of the Closing an amount equal to ****; provided however that each of such amounts will be reduced by an amount not to exceed **** annually for failure to meet performance targets detailed in Schedule 1.2(b) attached hereto; ****.

          (c) Notwithstanding the foregoing, termination by the Company of ****' employment for reasons other than Cause (as defined below) or the death or disability of **** shall not cause a forfeiture under Section 1.2(b). The terms of employment of **** are as outlined in Exhibit A to the Non-Competition Agreement signed by **** as referenced in Section 2.2. "Cause" shall mean (i) failure, after notification, to perform assigned material duties diligently and in the best interest of the Company and its affiliates, other than such failure resulting from a disability covered by Buyer's disability plans, (ii) negligence or willful misconduct, (iii) willful violation or disregard of the Code of Business Conduct or other published policy of the Company or of its affiliates which is applicable to the Company the violation or disregard of which causes a Material Adverse Effect, or (iv) willful breach of a material term of the Non-Competition Agreement executed by **** referenced in Section 2.2; provided however that Cause shall not mean a refusal to relocate from **** provided that **** agrees to, and does spend, a sufficient amount of his time at his assigned location (if other than ****) necessary to perform his assigned duties, which unless the parties agree otherwise will be at least forty percent (40%) with the understanding that ****' other travel requirements will be somewhat (but not correspondingly) reduced.

          (d) Parent guaranties the payment of the Purchase Price upon the same terms as provided above.

     Section 1.3 Closing. The Closing of the transactions contemplated by this Agreement will take place on October 13, 1998, at 9:00 a.m., local time, at the offices of

Soloway, Wright, in Ottawa, Ontario, or on such other date and at such other time or place as the parties may agree. The date of the Closing is sometimes referred to herein as the "Closing Date."

     Section 1.4 Deliveries by Sellers. At the Closing, Sellers will deliver or cause to be delivered to Buyer (unless delivered previously) the following:

          (a) stock certificates (or similar evidence of ownership) representing all of the Shares, accompanied by stock powers duly executed in blank or duly executed stock transfer forms or instruments of transfer which validly transfer title to such Shares;

          (b) the resignations of all members of the Board of Directors of the Company;

          (c) the stock books, ledger books and corporate seals of the Company and the Amalgamated Companies (defined in Section 2.1(c);

          (d) executed Non-Competition Agreements, as referred to in Section
2.2;

          (e) certificates, substantially in the form set forth as Exhibits A and B attached hereto, from each of the Sellers and the Company, dated as of the Closing Date and executed by each Seller and an authorized officer of the Company, as the case may be;

          (f) an opinion of counsel for Sellers and the Company reasonably acceptable to Buyer; and

          (g) all other documents, instruments and writings required to be delivered by Sellers at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

     Section 1.5 Deliveries by Buyer. At the Closing, Buyer will deliver or cause to be delivered to Sellers (unless delivered previously) the following:

          (a) the Initial Purchase Price referred to in Section 1.2 hereof;

          (b) a certificate, substantially in the form set forth as Exhibit C attached hereto, dated as of the Closing and executed by an authorized officer of Buyer; and

          (c) an opinion of in-house counsel for Buyer, reasonably acceptable to Sellers; and

          (d) all other documents, instruments or writings required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.


                                   ARTICLE II

                                RELATED MATTERS

     Section 2.1 Related Party Transactions. On or prior to the Closing Date, all related party transactions between the Company, on the one hand, and Sellers and their respective affiliates, on the other hand, shall be canceled or settled. Any amounts owing by any of the Sellers to the Company which remain outstanding as of the Closing Date will be reduced from the Initial Purchase Price. Specific related party transactions to be canceled or settled include but are not limited to the following:

          (a) employment, consulting and/or management agreements between any of the Sellers and the Company will be deemed cancelled as of the Closing Date;

          (b) any and all loans made by various of the Sellers to the Company, all of which are shown on Schedule 2.1(b), shall be paid by the Company within fifteen (15) days of the Closing Date;

          (c) 1065820 Ontario Inc., 1221827 Ontario Inc., Kendalmead Limited, Anderson Telecommunications Consulting Inc., 1101501 Ontario Inc., and A&L Bowes Consulting Ltd. (the "Amalgamated Companies") will be amalgamated with and into the Company (the definition of which will be deemed to include the Amalgamated Companies for all purposes under this Agreement unless the context clearly requires otherwise) prior to Closing pursuant to the plan of amalgamation attached as Schedule 2.1(c); and

          (d) the Buyer shall cause the Guaranties listed on Schedule 2.1 (d) of George Johnston and Hayden Marcus of certain of the Company's obligations to be released within fifteen (15) days of the Closing Date.

     Section 2.2 Non-Competition Agreements. Each of George Johnston, Hayden Marcus, and Gary White will execute a Non-Competition Agreement substantially in the form attached hereto as Exhibit D.

     Section 2.3 Employee and Associate Plans. The Buyer and Parent shall establish the Employee Stock Option Plan, Employee Incentive Plan and Associate Incentive Plan in accordance with plan documents to be established by Buyer and Parent with input from George Johnston and Hayden Marcus which provide for bonus payments and stock options to be granted to the individuals, in the amounts and for the periods shown on Schedule 2.3. The Signing Bonus is to be paid on or before October 31, 1998; the Year 1 bonus is to be paid on or before October 31, 1999; the Year 2 bonus is to be paid on or before October 31, 2000; and the Year 3 bonus is to be paid and on or before October 31, 2001.

     Section 2.4 Service Credit. Buyer or Parent, as appropriate, will provide the employees of the Company with service credit for purposes of vesting in Buyer's retirement savings program or Parent's 401k plan, and participation and benefit levels in Buyer's or Parent's vacation policy equivalent to the credit such employees had under the Company's respective plans.


                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF SELLERS

     Each of the Sellers represent and warrant to Buyer, only to the extent that such representations and warranties apply to themselves and George Johnston and Hayden Marcus jointly and severally represent and warrant to Buyer, as such representations and warranties apply to the Company, as applicable, as follows; provided that any Schedules attached relating to Sections 3.4, 3.11, 3.16, 3.17(a) and 3.17(e), may provide disclosure as of the last day of the month prior to Closing rather than on the Closing Date:

     Section 3.1 Organization. The Company is a corporation duly organized, validly existing, and a private company as that term is defined in the Securities Act (Ontario), and is in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate the Company's properties owned, leased and operated by it and to carry on the operations of the Company as now being conducted by it. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it with respect to the Company or the nature of the business conducted by it with respect to the Company makes such qualification necessary, except in any such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect. For purposes of this Agreement, a "Material Adverse Effect" will be an event, or a combination of events, which has an adverse effect in an amount, individually or in the aggregate, equal to or greater than $50,000 on the business, results of operations or financial condition of the Company; if an event is capable of being cured it will not be considered to have a Material Adverse Effect until after thirty (30) days prior written notice. Sellers have heretofore made available to Buyer complete and correct copies of the Certificate of Incorporation and By-laws or similar constituent documents, as the case may be, of the Company as currently in effect.

     Section 3.2 Authorization. Each of the Sellers are not non-resident persons within the meaning of section 116 of the Income Tax Act (Canada) and has the requisite power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Sellers and constitutes, and, when executed and delivered, each of the other agreements, documents and instruments to be executed and delivered by each of the Sellers pursuant hereto will constitute, a valid and binding agreement of each of the Sellers, enforceable against Sellers in accordance with its terms.

     Section 3.3 Capitalization. The ownership of the Shares and the authorized and issued share capital of the Company and any Shareholders Agreements affecting the shares, which will be terminated at Closing, are set forth in
Schedule 3.3. All of the Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to any contractual preemptive rights. There are not now, and at Closing there will not be, (a) issued or outstanding
(i) any shares of capital stock or issued share capital of the Company except as disclosed in Schedule 3.3 or (ii) any securities convertible into or exchangeable for, or any options, warrants, calls, subscriptions or other rights (preemptive or otherwise) to acquire, any shares of capital stock or issued share capital of the Company, or (b) any agreements or contractual commitments (other than this Agreement) obligating Sellers, or restricting Sellers' rights, to transfer or sell the Shares or obligating the Company to issue securities. There are no agreements, plans or arrangements in existence which pertain to the dividend rights, voting, sale or transfer of any shares of capital stock or issued share capital of the Company.

     Section 3.4 Consents and Approvals; No Violations. Except as set forth in
Schedule 3.4, neither the execution and delivery of this Agreement, the consummation by Sellers of the transactions contemplated hereby, nor, to the best of their knowledge and belief, the amalgamation of the Company after continuation into the Buyer will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws or similar constituent documents, as the case may be, of the Company; (b) require on the part of Sellers any filing with, or the obtaining of any permit, authorization, consent or approval of, any governmental or regulatory authority, whether within or outside Canada, the United States, or any third party; (c) result in the breach of any term or provision of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any part of the property of the Company or the Shares pursuant to, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other contract or instrument or obligation to which Sellers or the Company is a party or by which Sellers, the Shares, the Company or any of the Company's assets may be bound; or (d) to the best knowledge of Sellers, violate any order, judgment, arbitration award, injunction, decree, statute, rule or regulation applicable to Sellers or the Company.

     Section 3.5 Financial Statements. Sellers have previously furnished to Buyer true and accurate copies of the Company's (a) balance sheet as of August 31, 1998 (unaudited internal) and April 30, 1998 (audited), and (b) statements of operations for the periods ended August 31, 1998 (unaudited internal) and April 30, 1998 (audited) (the financial statements referred to in clauses (a) and (b) above and the accompanying notes thereto are referred to herein collectively as the "Financial Statements"). Except as disclosed in the accompanying notes to the Financial Statements or in Schedule 3.5, such balance sheets fairly present, in all material respects, the financial position of the Company as of the respective dates thereof, and such statements of operations fairly present, in all material respects, the results of operations of the Company for the respective periods indicated, in each case in accordance with Canadian generally accepted accounting principles, consistently applied ("GAAP").

     Section 3.6 Absence of Undisclosed Liabilities. As of the Closing Date, except (a) for liabilities incurred in the ordinary course of business and consistent with past practice since April 30, 1998, and (b) as reported in the Financial Statements or in the Schedules hereto, the Company has not incurred any liabilities or obligations (whether direct, indirect, accrued or contingent) that would be required to be reflected or reserved against in a balance sheet of the Company prepared in accordance with GAAP, as used in preparing the Financial Statements, or that would have a Material Adverse Effect. The Company is not a party to or bound by any guarantee, indemnification, surety, or similar obligation or any contract or commitment to pay any royalty, license fee or management fee (other than the management fee owing to George Johnston and Hayden Marcus for the period October 1-13, 1998).

     Section 3.7 Absence of Material Adverse and Other Changes. Except as set forth in Schedule 3.7, since April 30, 1998, there has not been any material adverse change in the business, prospects, results of operations or financial condition of the Company. Since April 30, 1998 the business of the Company has been carried on in its usual and ordinary course and the Company has not entered into any transaction out of the usual and ordinary course of business.

     Section 3.8 Title to Company Stock. Each Seller represents and warrants that his portion of the Shares (a) is duly authorized, validly issued, fully paid and nonassessable and is owned by such Seller free and clear of all liens, encumbrances, charges, assessments and adverse claims, (b) is subject to no restrictions with respect to transferability to Buyer in accordance with the terms of this Agreement, and (c) upon transfer of such Shares, Buyer will, as a result, receive good and marketable title to such Shares, free and clear of all security interests, liens, encumbrances, charges, assessments, restrictions and adverse claims. The number of Shares held by each Seller is set forth on
Schedule 3.8.

     Section 3.9 Customers; Agreements. Schedule 3.9(a), to be attached at Closing, will be a true and correct list of all customers with which the Company has transacted business during the last three (3) year period, together with summary information with respect to each customer's transactions with the Company. Schedule 3.9(b) will list any agreement which (i) may not be terminated by the Company on thirty (30) or fewer days' notice at any time without penalty, including, without limitation, prepayment penalties, (ii) has a remaining term, as of the date of this Agreement, of over one year (with respect to obligations on the part of the Company) and (iii) involves the receipt or payment by the Company after the date hereof of more than $100,000. Except as set forth in either Schedule 3.4 or 3.9(b), to the best knowledge of Sellers, all agreements with customers, or any other listed agreements, are valid, binding and enforceable in accordance with their terms and the Company is not in default under any of the aforesaid agreements other than such defaults, if any, which would not, individually or in the aggregate, have a Material Adverse Effect.

     Section 3.10 Property Leases. Schedule 3.10 is a complete list of the real and personal property leases to which the Company is a party (the "Leases"). Each of the Leases is a valid and existing lease, enforceable in accordance with its terms, and there are no existing defaults, events of default or events, occurrence or acts that, with the giving of notice or lapse of time or both, would constitute defaults, in each case by Seller and, to the knowledge of Seller, by any other party thereto, under any of the Leases.

     Section 3.11 Inventory; Fixed Assets; Accounts Receivable. Schedules 3.11(a), reflecting the inventory of the Company, and 3.11(b), reflecting the fixed assets of the Company, collectively list as of August 31, 1998, all of the assets and properties that are used, held for use, or useful in the conduct of the Company's business. All equipment and other tangible assets listed are in good operating condition and repair, other than items in transit to repair facilities and other miscellaneous non-functional items. Attached hereto as Schedule 3.11(c) is a copy of the outstanding receivable balances for the Company as of August 31, 1998. All accounts receivable listed on Schedule 3.11(c) represent sales made in the ordinary course of the Company's business.

     Section 3.12 Licenses; Authorizations. The Company holds all of the material licenses, permits, approvals, authorizations and consents which are necessary to conduct its business as presently conducted. Schedule 3.12 to be attached at Closing, lists all of such licenses, permits, approvals, authorizations and consents which are held by the Company as of the Closing Date.

     Section 3.13 Intellectual Property. The Company freely owns or possesses a valid license to all the proprietary and technical information, patents, copyrights, trademarks and trade names, service marks, trade secrets, manuals, technologies, methods, formulations, product software (including documentation), and other intellectual property which are used to conduct its business as presently conducted.

     Section 3.14 Litigation. The Company does not have any pending, nor is it aware of any threatened, cause of action, litigation, arbitrations, claims, toll fraud claims or complaints, grievances, unfair labor complaints, employee benefit related complaints, employment discrimination complaints, other employment related complaints, investigations or notices by any governmental agency, demands, complaints, regulatory or administrative proceedings, nor are any of the Sellers subject to any judgments, injunctions, court orders, consent decrees or regulatory orders with respect to the Shares or the business or assets of the Company. To the knowledge of Sellers, no basis for any action, suit or proceeding against the Company exists.

     Section 3.15 Environmental and Safety Matters. The Company is not in violation of any statute, regulation, ordinance, order or judgment relating to environmental protection or employee or workplace safety where such violation would have a Material Adverse Effect.

     Section 3.16 Insurance. Schedule 3.16 sets forth a complete and accurate list of all policies (including their respective limits and expiration dates) of first party property, liability, product liability, worker's compensation, health, life, title and other forms of insurance in effect during the last five
(5) years with respect to the Company, its operations, and its employees, or for which the Company is making payments or reimbursements.

     Section 3.17 Employment and Labor Matters.

          (a) Attached hereto as Schedule 3.17(a)(i) is a true and complete list of the employees as of August 31, 1998 (including regular full and part-time employees) (the "Company Active Employees"), identified by name and employee number, together with job titles and/or current assignment, compensation and service information concerning such employees. Attached hereto as Schedule 3.17(a)(iii) is a true and complete list of the independent contractors currently on assignment with the Company (the "Company Associates"), identified by name and identification number, together with current assignment, compensation and service information concerning such Company Associates. Except as set forth on Schedule 3.17(a)(iii), Company is not a party to any employment contract with and will not have any liability (other than accrued salary, commissions, bonuses, draws, allowances, overtime, vacation pay and other statutory amounts) to any Company Active Employees or any other employees, any former employees or independent contractors of the Company (collectively, "Company Employees").

          (b) Except as set forth on Schedule 3.17(b), Company is not a party to any collective bargaining agreement or union contract with respect to Company Employees and no collective bargaining agreements are being negotiated by Company with respect to any of the Company Employees; and no notice of a proposed union certification or recognition election has been received by Company or, to the best knowledge of Sellers, has there been any union organizing activities at the Company during the last three years..

          (c) No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent:

               (i) holds bargaining rights with respect to any Company Employees by way of certification, interim certification, voluntary recognition, designation or successor rights;

               (ii) has applied to be certified as the bargaining agent of any Company Employees; or

               (iii) has applied to have Company declared a related employer or successor employer pursuant to applicable labor legislation.

          (d) Except as otherwise set forth on Schedule 3.17(d), no Company Employees are currently on a leave of absence for any reason, including without limitation sickness or disability, maternity/paternity and workers' compensation, and no Claim is pending and, to the best knowledge of Sellers, no Claim is expected to be made by any

Company Employees or Company Associates for workers' compensation benefits.

          (e) Company has complied in all material respects with all laws relating to the employment of Company Employees.

          (f) Attached hereto as Schedule 3.17(f) is a true and complete list of each of the following which is, or has been, sponsored, maintained or contributed to by Company or any of its Affiliates in respect of Company
Employees: each personnel policy, stock option plan, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan and/or golden parachute agreement, policy, program or agreement, pension, retirement, supplementary retirement, deferred compensation agreement or arrangement, retiree benefit plan or arrangement, fringe benefit program or practice (whether or not taxable), employee loan, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding ("Benefit Programs or Agreements").

          (g) True, correct and complete copies or descriptions of all Benefit Programs or Agreements and all amendments thereto along with the related funding agreements, as amended, have been furnished or made available to Buyer by Company.

          (h) Sellers has no knowledge of any fact, condition or circumstance since the date of the documents provided in accordance with Section 3.17(f) which would materially affect the information contained therein and, in particular, and without limiting the generality of the foregoing, no promises or commitments have been made by Company to amend any Benefit Program or Agreement or to provide increased benefits thereunder to any employee, dependant or independent contractor, except as required by law.

          (i) All Benefit Programs or Agreements have been maintained in compliance with their respective terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations. Notice has not been received of any pending investigations by any Authority involving or relating to any Benefit Program or Agreement, there are no threatened or pending Claims (except for Claims for benefits payable in the normal operation of the Benefit Programs or Agreements), suits or proceedings against any Benefit Program or Agreement or asserting any rights or claims to benefits under any Benefit Program or Agreement that could give rise to a liability nor, to the best knowledge of Sellers, are there any facts that could give rise to any liability in the event of such investigation, claim, suit or proceeding. No notice has been received by

Company or its Affiliates of any complaints or other proceedings of any kind involving Company or, to the best knowledge of Sellers, any Company Employees before any Authority relating to any Benefit Program or Agreement.

          (j) Each investment held in respect of a Benefit Program or Agreement is a qualified or eligible investment, no investment held in respect of a Benefit Program or Agreement is a prohibited investment under the terms of the Benefit Program or Agreement and all supporting documents or any applicable legislation, and each Benefit Program or Agreement has or had the power and authority to make each investment and is permitted under all applicable legislation and the terms of the Benefit Programs or Agreements and all supporting documents to continue to hold such investments.

          (k) Except as permitted by the Benefit Program or Agreement and applicable legislation, there has been no withdrawal of assets or any other amounts from any of the Benefit Programs or Agreements other than proper payments of benefits to eligible beneficiaries, refunds of over-contributions to plan members and permitted payments of reasonable expenses incurred by or in respect of such Benefit Program or Agreement.

          (l) All employer and, if applicable, employee contributions under the Benefit Programs or Agreements have been remitted in a timely manner (other than current contributions not in arrears), and the Benefit Programs or Agreements have been funded in accordance with their respective terms.

          (m) All returns, filings, reports and disclosures relating to the Benefit Programs or Agreements required pursuant to the terms of the Benefit Programs or Agreements, applicable legislation or any Authority, have been filed or distributed in accordance with all requirements, all filing fees and levies imposed on the Benefit Programs or Agreements by the applicable Authorities or applicable legislation have been made on a timely basis and the funds of the Benefit Programs or Agreements are not exposed to any late filing fees that have not been remitted.

          (n) No event has occurred and there has been no failure to act on the part of Company, any funding agent or any administrator of any of the Benefit Programs or Agreements that could subject Company or the fund of any Benefit Program or Agreement to the imposition of any tax, penalty or other disability with respect to any Benefit Programs or Agreements, whether by way of indemnity or otherwise.

          (o) No insurance contract or any other contract or agreement affecting a Benefit Program or Agreement requires or permits a retroactive increase in premiums or payments, loss sharing arrangement or other actual or contingent liability due thereunder. The level of insurance reserves under each insured Benefit Program or Agreement is reasonable and sufficient to provide for all incurred but unreported claims.

          (p) None of the Benefit Programs or Agreements provides benefit increases or payments of any kind that are contingent upon or that will become effective upon entering into this Agreement or the completion of the transactions contemplated hereby.

          (q) Attached hereto as Schedule 3.17(q) is a list of all employee terminations and transfers out of the Company Business since January 1, 1997.

     Section 3.18 Minute Books. The minute books of Company and any entities to which it is the successor, including the Amalgamated Companies, copies of which have heretofore been made available to Buyer, contain true and complete minutes and records of all meetings, proceedings and other actions of shareholders and the Board of Directors of Company and its predecessor entities, none of which have been amended to the best knowledge of Sellers (except as set forth in such copies) and are in full force and effect as of the date hereof.


     Section 3.19 Taxes. Except as set forth in Schedule 3.19, the Company, or each of the Sellers, as appropriate, has (i) duly and timely filed with the appropriate tax authorities all Tax Returns (defined in Section 6.2), and such Tax Returns are true, correct and complete in all material respects; and (ii) paid or made adequate provision for the payment of all Taxes (defined in Section 6.2) and other amounts shown to be due on such Tax Returns. Except as set forth in Schedule 3.19, neither the Company nor any of the Sellers has received any written notice of deficiency or assessment from any federal, state, local or foreign taxing authority with respect to liabilities for Taxes of the Company which has not been fully paid or finally settled or accurately reflected in the Financial Statements. There are no tax sharing agreements or arrangements affecting the Company. There are no liens or encumbrances with respect to Taxes upon any of the properties or assets of the Company.

     Section 3.20 Certain Fees. None of the Sellers or the Company has employed any broker, financial advisor or finder with respect to the Company or incurred any liability for any brokers', financial advisory or finders' fees in connection with this Agreement or the transactions contemplated hereby.

     Section 3.21 Disclosure. No written representation, warranty or statement made by the Company or any of the

Sellers in (a) this Agreement, or (b) the exhibits or Schedules attached hereto, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not false or misleading.


                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Sellers as follows:

     Section 4.1 Organization and Authority of Buyer and Parent.

          (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of Canada.

          (b) Parent is a limited liability company duly formed, validly existing and in good standing under the laws of the state of Delaware.

          (c) Each of Buyer and Parent has the requisite power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and Parent and constitutes, and, when executed and delivered, each of the other agreements, documents and instruments to be executed and delivered by Buyer and Parent pursuant hereto will constitute, a valid and binding agreement of Buyer or Parent, as applicable, enforceable against such in accordance with its terms.

     Section 4.2 Consents and Approvals; No Violations. Except as set forth in
Schedule 4.2, neither the execution and delivery of this Agreement nor the consummation by Buyer of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of Buyer; (b) require on the part of Buyer any filing with, or the obtaining of any permit, authorization, license, consent or approval of, any governmental or regulatory authority, whether within or outside the United States, or any third party; (c) conform to Section 3.4(c) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other instrument or obligation to which Buyer is a party or by which Buyer or any of its assets may be bound; or (d) to the best knowledge of Buyer, violate any order, judgment, arbitration award, injunction, decree, statute, rule or regulation applicable to Buyer.

     Section 4.3 Availability of Funds. Buyer has on the date of execution of this Agreement and will have at the Closing sufficient immediately available funds, in cash or pursuant to credit agreements in effect on the date of this Agreement, to pay the Purchase Price and any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby and by the other agreements, documents and instruments to be executed and delivered by Buyer pursuant hereto.

     Section 4.4 Certain Fees. Neither Buyer nor any of its affiliates has employed any broker, financial advisor or finder or incurred any liability for any brokers', financial advisory or finders' fees in connection with this Agreement or the transactions contemplated hereby.

     Section 4.5 Disclosure. No written representation, warranty or statement made Buyer in (a) this Agreement, or (b) the exhibits or Schedules attached hereto, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not false or misleading.

                                    ARTICLE V

                                    COVENANTS

     Section 5.1 Conduct of the Company. Sellers represent and agree that, during the period from April 30, 1998, through the Closing, except as otherwise contemplated by this Agreement or consented to by Buyer in writing:

          (a) Sellers have caused and will cause the business operations of the Company to be conducted in the ordinary course consistent with past practice and preserve intact the Company's business organization in all material respects; and

          (b) Sellers have used and will use their best efforts not to (i) permit or allow any of the properties or assets of the Company to be subjected to any lien or encumbrance, whether or not in the ordinary course; (ii) sell or dispose of any of the material properties or assets of the Company, other than in the ordinary course; (iii) make any loans, advances (other than advances in the ordinary course of business and consistent with past practice of the Company) or capital contributions to, or investments in, any other person on behalf of the Company; (iv) except as required by Section 2.1, terminate or materially amend any of the material contracts, leases or licenses of the Company, except in the ordinary course of business; (v) increase in any manner the compensation of any of the directors, officers or other employees of the Company, except such increases as are granted in the ordinary course of business in accordance with its customary practices (which will include normal periodic performance reviews and related compensation and benefit increases; (vi) adopt, grant, extend or increase the rate or terms of any bonus, insurance, pension or other benefit programs or agreements, payment or arrangement made to, for or with any such directors, officers or employees of the Company, except (x) increases occurring in the ordinary course of business in accordance with its customary practices, (y) increases required by any applicable law, rule or regulation, or (z);changes contemplated in this Agreement; (vii) make any change in any of the present accounting methods and practices of the Company, except as required by GAAP; or
(viii) make any payment of bonus, dividends or return of capital to any of the Sellers or affiliates of Sellers.

     Section 5.2 Access to Information; Confidential Information. (a) Between the date of this Agreement and the Closing, Sellers will (i) give Buyer and its authorized representatives, including Buyer's independent auditors and Buyer's employees who will be on Company's premises full-time, full and complete access to all books, records, auditor's workpapers, offices and other facilities and properties of the Company; (ii) permit Buyer to make such inspections thereof as Buyer may request; and (iii) cause the officers of the Company and its outside accountants and attorneys to furnish Buyer with the information in clause (i) above within such person's control and such other financial and operating data and other information with respect to the business and properties of the Company as Buyer may from time to time request.

          (b) The parties agree that the terms and conditions of this Agreement and all information concerning Sellers or the Company furnished or provided by Sellers or the Company or their affiliates to Buyer or its representatives (whether furnished before or after the date of this Agreement) (the "Confidential Information") will be kept confidential and will not be disclosed to the public or to any persons other than directors, officers, employees, affiliates or agents of the parties or to such other person who has entered into a confidentiality agreement with the disclosing parties, unless otherwise mutually agreed by the parties in writing. The parties further agree that any news or press releases or other announcements to be made public with respect to the existence of, or the matters set forth in, this Agreement will either be jointly made or will be approved in writing by the party not making the news or press release or other announcement.

          (c) The restrictions on disclosure stated above will not prevent the receiving Party from disclosing any Confidential Information where such disclosure is required (i) in order to obtain the consents listed in Schedule 3.4, or (ii) by law or legal process or is made in a judicial proceeding to enforce a party's rights under this Agreement.

          (d) If either party is required to disclose Confidential Information to any regulatory or judicial authority, or pursuant to legal process, the disclosing party will notify the other party in writing prior to such disclosure in order to allow the other party the opportunity to request from the relevant regulatory or judicial authority protection against public disclosure of any such information.

          (e) Either party's violation of the provisions of this Section 5.2 will subject such party to suit by the other party, provided, however, that neither party will be liable for any incidental or consequential damages relating to its obligations under this Section.

          (f) The parties acknowledge that, because of the special and unique nature of the Confidential Information, it would be difficult to measure the damage to either party from any breach of the provisions of this Section 5.2 by the other party, and that such aggrieved party, will suffer irreparable harm in the event that the other party fails to comply with such provisions. Accordingly, the parties agree that, in the event of a breach of any provision of this Section 5.2 by either party, the other party will be entitled, in addition to other remedies it may have in law or in equity, to injunctive or other appropriate orders to restrain any such breach without showing or providing any actual damage sustained by itself.

     Section 5.3 Consents. Each of the Sellers and Buyer will cooperate and use their respective best efforts to make all filings and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties necessary to consummate the transactions contemplated by this Agreement. Each of the parties hereto will furnish to the other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing and will provide the other party with copies of all filings made by such party with any governmental entity or any other information supplied by such party to a governmental entity in connection with this Agreement and the transactions contemplated hereby.

     Section 5.4 Exclusive Negotiations. Each of the Sellers agree that neither he nor it nor the Company will "shop" or in any other way solicit, entertain or discuss the sale of the Company or its assets with any other party, whether directly or indirectly, until October 31, 1998, or such other date as will be agreed by the parties. The obligation under the preceding sentence will automatically terminate pursuant to a termination under Section 8.1.

     Section 5.5 Covenant to Satisfy Conditions. Each of the Sellers and the Company will use their respective best efforts to ensure that the conditions set forth in Article VII hereof are satisfied, insofar as such matters are within the control of Sellers or the Company, and Buyer will use its best efforts to ensure that the conditions set forth in Article VII hereof are satisfied, insofar as such matters are within the control of Buyer. Sellers and Buyer further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to use all reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

     Section 5.6 Public Announcements. The parties will not issue any report, statement or press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated hereby, except as in the reasonable judgment of the party may be required by law or in connection with the obligations of a publicly-held, exchange-listed company, in which case the language of any such report, statement or press release will be mutually agreed to by the parties except as may be otherwise so required.


                                   ARTICLE VI

                               CERTAIN TAX MATTERS

     Section 6.1 Tax Matters. (a) Tax Returns, Payment of Taxes, Purchase Price Adjustment. Tax Elections, and Refunds. (i) Buyer will cause to be prepared and filed by McIntyre and McLarty all Tax Returns of the Company (including any amendments thereto) with respect to any taxable period ending on or prior to the Closing Date on a basis consistent with prior years, including any taxable period ending as of the close of business on the Closing Date (any such period being referred to herein as a "Pre-Closing Period"). The Company will pay such Taxes and the Sellers will reimburse the Company for any Taxes for Pre-Closing Periods in excess of the amounts accrued for periods up to the Closing Date on a basis consistent with prior years in the ordinary course of business by the Company prior to Closing (the "Accruals"). Buyer will pay, or will cause the Company to pay, all Taxes reflected in the Accruals and for all taxable periods which do not constitute Pre-Closing Periods.

               (ii) Any refund of Taxes paid with respect to the Company shall be for the account of Buyer. Sellers shall pay the Company the amount of any such refund received by any Seller within fifteen (15) calendar days after receipt of such refund. Sellers, Buyer and the Company shall assist each other in preparing, filing, obtaining, and defending any refund payable pursuant to this Section 6.1(a)(iv).

          (b) Control of Contest. Each party will have the right, at its own expense, to control any audit or determination by any taxing authority, to initiate any claim for refund or file any amended Tax Return, and to contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment of Taxes for any taxable period for which such party (or any of its affiliates) is charged with responsibility for filing a Tax Return under this Agreement (except that a party charged with payment responsibility for Taxes under this Agreement will have such rights with respect to any taxable period which includes a deemed Pre-Closing Period described in
Section 6.1(a)(ii) hereof); provided, however, that no party will have the right to agree to any assessment, deficiency, settlement, or other adjustment or proposed adjustment of Taxes that would adversely affect the interests of another party without such other party's written consent, which consent will not be unreasonably withheld. Buyer will promptly forward to Sellers all written notifications and other written communications from any Taxing authority received by Buyer or by a Company relating to any liability for Taxes for any taxable period, including any Straddle Period, for which a Seller is charged with payment responsibility under this Agreement. Buyer will assist the Sellers and will cause the Company to assist the Sellers to enable the Sellers to take any and all actions with respect to any proceedings for any such taxable period. The failure by Buyer to provide any such notice to Sellers within twenty (20) business days of receipt by Buyer or the Company of such notice will relieve Sellers from any obligations with respect to the subject matter of any notification not so forwarded.

          (c) (i) Access to Information. Each of Buyer and Sellers will provide the others, and Buyer will cause the Company to provide the Sellers, with the right, at reasonable times and upon reasonable notice, to have access to and to copy and use any records or information and personnel which may be relevant for the taxable period for which the requesting party is charged with payment responsibility for Taxes under this Agreement in connection with the preparation of any Tax Returns, any audit or other examination by any taxing authority, the filing of any claim for a refund of Tax or for the allowance of any Tax credit, or any judicial or administrative proceedings relating to liability for Taxes. The party requesting assistance hereunder will reimburse the other party for reasonable expenses incurred in providing such assistance. Any information obtained pursuant to this Section 6.1(c)(i) will be held in strict confidence and will be used solely in connection with the reason for which it was requested. Notwithstanding anything to the contrary in this Agreement, none of the Sellers, Buyer or any affiliate of the Sellers or Buyer will have any obligation to make available or provide a copy of any consolidated, combined or unitary Tax Return filed by any of the Sellers or Buyer, or any related materials.

               (ii) Retention of Records. For a period of seven (7) years from the Closing Date, Buyer will not, and will cause the Company not to, dispose of or destroy any of the business records and files of the Company relating to Taxes in existence on the Closing Date without first offering to turn over possession thereof to Sellers by written notice to Sellers at least thirty (30) days prior to the proposed date of such disposition or destruction.

     Section 6.2 Definitions. For purposes of this Agreement:

          (a) the term "Taxes" will mean all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, corporation, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, employer health tax, workplace insurance payments and premiums, pay as you earn ("PAYE"), withholding, social security and franchise or other governmental taxes or charges imposed by Canada, the United States or any province, state, county, local or foreign government or subdivision or agency thereof; and such term will include any interest, penalties or additions to tax attributable to such Taxes;

          (b) the term "Tax Return" will mean any report, return, statement or other written information required to be supplied to a taxing authority by the Company in connection with Taxes; and

          (c) the term "Tax Benefit" will mean the incremental effect on the liability for taxes associated with (i) a loss, deduction or credit for any Tax purpose or (ii) a carry forward or carry back of a loss, deduction or credit for any Tax purpose.


                                   ARTICLE VII

                    CONDITIONS TO OBLIGATIONS OF THE PARTIES

     Section 7.1 Conditions to Each Party's Obligations. The respective obligation of each party to consummate the transactions contemplated herein is subject to the satisfaction at or prior to the Closing of the following conditions:

          (a) Any waiting periods applicable to the transactions contemplated by this Agreement under applicable antitrust or trade regulation laws and regulations, will have expired or been terminated and all governmental authorizations or approvals required in connection with the transactions contemplated by this Agreement will have been obtained or given;

          (b) No statute, rule or regulation will have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the transactions contemplated hereby;

          (c) There will not be in effect any judgment, order, injunction or decree of any court of competent jurisdiction enjoining the consummation of the transactions contemplated hereby;

          (d) There will not be any suit, action, investigation, inquiry or other proceeding instituted, pending or threatened by any governmental or other regulatory or administrative agency or commission which seeks to enjoin or otherwise prevent consummation of the transactions contemplated hereby;

          (e) The consent of the parties to the agreements set forth in Schedule
3.4 will have been obtained; and

          (f) The amalgamation of the Amalgamated Companies with and into the Company shall have been completed.

     Section 7.2 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated herein are further subject to the satisfaction (or waiver) at or prior to the Closing of the following conditions:

          (a) The representations and warranties of Buyer contained in this Agreement will be true and correct at the date hereof and as of the Closing as if made at and as of such time, except for changes permitted or contemplated hereby and except for representations which are as of a specific date;

          (b) Buyer will have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof; and

          (c) Buyer will have delivered the items required under Section 1.5.

     Section 7.3 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby are further subject to the satisfaction (or waiver) at or prior to the Closing of the following conditions:

          (a) The representations and warranties of Sellers contained in this Agreement will be true and correct at the date hereof and as of the Closing as if made at and as of such time, except for changes permitted or contemplated hereby and except for representations which are as of a specific date;

          (b) Sellers will have performed in all material respects each of their obligations under this Agreement required to be performed by them at or prior to the Closing pursuant to the terms hereof; and

          (c) Each of the Sellers and the Company, as applicable, will have delivered the items required under Section 1.4.


                                  ARTICLE VIII

                         TERMINATION; AMENDMENT; WAIVER

     Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

          (a) at any time, by mutual written consent of Sellers and Buyer; or

          (b) at any time after thirty (30) days following the date of execution of this Agreement by Sellers, on the one hand acting jointly, or Buyer, on the other hand, if through no fault of any party seeking termination the Closing has not occurred on or prior to such date.

     Section 8.2 Effect of Termination. There will be no liability or obligation hereunder on the part of Sellers or Buyer or any of their respective directors, officers, employees, affiliates, controlling persons, agents or representatives, except that each of the Sellers, for his own actions, or Buyer, as the case may be, may have liability, including under Article IX hereunder, to the other Parties if the basis of termination is a willful, material breach by such Seller or Buyer, as the case may be, of one or more of the provisions of this Agreement, and except that the obligations provided for in Section 10.1 hereof and the obligation to treat information in a confidential manner as set forth in
Section 5.2(b), will survive any such termination.

     Section 8.3 Amendment, Modification and Waiver. This Agreement may be amended, modified or supplemented at any time by written agreement of Sellers and Buyer. Any failure of Sellers, on the one hand, or Buyer, on the other hand, to comply with any term or provision of this Agreement may be waived, with respect to Buyer, by Sellers and, with respect to Sellers, by Buyer, by an instrument in writing signed by or on behalf of the appropriate party, but such waiver or failure to insist upon strict compliance with such term or provision will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.


                                   ARTICLE IX

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

     Section 9.1 Non-Survival of Representations, Warranties and Agreements. Except for Section 3.19, which will survive until the expiration of the applicable statute of limitations, the representations, warranties and agreements of Sellers and Buyer made in this Agreement, will survive the Closing for a period of three (3) years from the Closing, but, except as provided in
Section 8.2 hereof, will not survive any termination of this Agreement. The parties intend to shorten the statute of limitations and agree that no claims or causes of action may be brought against Sellers, Buyer or any of their directors, officers, employees, affiliates, controlling persons, agents or representatives based upon, directly or indirectly, any of the representations, warranties or agreements contained in this Agreement after the fourth anniversary of the Closing or, except as provided in Section 8.2 hereof, any termination of this Agreement. This Section 9.1 will not limit any covenant or agreement of the parties which contemplates performance after the Closing, including, without limitation, the covenants and agreements set forth in Sections 9.2, 9.3 and 10.1 and Article VI hereof, it being understood that the provisions of Article VI hereof will survive until the expiration of the applicable statute of limitations.

     Section 9.2 Sellers' Agreement to Indemnify.

          (a) Subject to the terms and conditions set forth herein, George Johnston and Hayden Marcus ("Seller Indemnitors") will jointly and severally indemnify and hold harmless Buyer and its directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the "Buyer Indemnitees") from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively, "Buyer Damages") asserted against or incurred by any Buyer Indemnitee as a result of or arising out of (i) a breach of any representation, warranty or agreement contained in this Agreement when made or at and as of the Closing as though such representations, warranties and agreements were made at and as of the Closing and (ii) any liability or obligation of any of the Amalgamated Companies.

          (b) Seller Indemnitors' obligations to indemnify the Buyer Indemnitees are subject to the following limitations:

               (i) No indemnification will be made by Seller Indemnitors unless the aggregate amount of Buyer Damages exceeds $25,000 and, in such event, indemnification will be made by Seller Indemnitors only to the extent that the aggregate amount of Buyer Damages exceeds $25,000;

               (ii) In no event will Seller Indemnitors' aggregate obligation to indemnify the Buyer Indemnitees exceed the Purchase Price;

               (iii) Seller Indemnitors will be obligated to indemnify the Buyer Indemnitees only for those Buyer Damages as to which the Buyer Indemnitees have given Seller Indemnitors written notice thereof on or prior to the third (3rd) anniversary of the Closing. Any written notice delivered by a Buyer Indemnitee to Seller Indemnitors with respect to Buyer Damages will set forth, with as much specificity as is reasonably practicable, the basis of the claim for Buyer Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof; and

               (iv) Subject to Seller's right to arbitrate under Section 10.10 hereunder, Buyer may, but is not required to, set off any amounts due from Seller Indemnitors pursuant to this Section 9.2 against any remaining payments of Purchase Price to be made, if any.

     Section 9.3 Buyer's Agreement to Indemnify.

          (a) Subject to the terms and conditions set forth herein, Buyer will indemnify and hold harmless Sellers and their directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the "Seller Indemnitees") from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively, "Seller Damages") asserted against or incurred by any Seller Indemnitee as a result of or arising out of (i) a breach of any representation, warranty or agreement contained in this Agreement when made or at and as of the Closing as though such representations, warranties and agreements were made at and as of the Closing, and (ii) any negligent act or willful misconduct of Buyer's employees given access to the Company's premises pursuant to Section 5.2.

          (b) Buyer's obligations to indemnify the Seller Indemnitees are subject to the following limitations:

               (i) No indemnification will be made by Buyer unless the aggregate amount of Seller Damages exceeds $25,000 and, in such event, indemnification will be made by Buyer only to the extent that the aggregate amount of Seller Damages exceeds $25,000;

               (ii) In no event will Buyer's aggregate obligation to indemnify the Seller Indemnitees exceed the Purchase Price; and

               (iii) Buyer will be obligated to indemnify the Seller Indemnitees only for those Seller Damages as to which the Seller Indemnitees have given Buyer written notice thereof on or prior to the third (3rd) anniversary of the Closing. Any written notice delivered by a Seller Indemnitee to Buyer with respect to Seller Damages will set forth, with as much specificity as is reasonably practicable, the basis of the claim for Seller Damages and to the extent reasonably practicable, a reasonable estimate of the amount thereof.

     Section 9.4 Third Party Indemnification. The obligations of Sellers to indemnify the Buyer Indemnitees under Section 9.2 hereof with respect to Buyer Damages, and the obligations of Buyer to indemnify the Seller Indemnitees under
Section 9.3 hereof with respect to Seller Damages, in either case resulting from the assertion of liability by third parties (each, as the case may be, a "Claim"), will be subject to the following terms and conditions:

          (a) Any party against whom any Claim is asserted will give the party required to provide indemnity hereunder written notice of any such Claim promptly after learning of such Claim, and the indemnifying party may at its option undertake the defense thereof by representatives of its own choosing. Failure to give prompt notice of a Claim hereunder will not affect the indemnifying party's obligations under this Section 9.4, except to the extent the indemnifying party is materially prejudiced by such failure to give prompt notice. If the indemnifying party, within 30 days after notice of any such Claim, or such shorter period as is reasonably required, fails to assume the defense of such Claim, the Buyer Indemnitee or Seller Indemnitee, as the case may be (each, an "Indemnitee"), against whom such Claim has been made will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk, and at the expense, of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof.

          (b) Anything in this Section 9.4 to the contrary notwithstanding, the indemnifying party will not enter into any settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment (i) which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such action, suit or proceeding, or (ii) which contains terms or conditions other than or in addition to monetary damages without the prior written consent of the Indemnitee, which consent will not be unreasonably withheld.


                                    ARTICLE X

                                  MISCELLANEOUS

     Section 10.1 Fees and Expenses. Whether or not the transactions contemplated herein are consummated pursuant hereto, except as otherwise provided herein, each of Sellers and Buyer will pay all fees and expenses incurred by, or on behalf of, him or it in connection with, or in anticipation of, this Agreement and the consummation of the transactions contemplated hereby. Each of Sellers and Buyer, will indemnify and hold harmless the other party or parties, as the case may be, from and against any and all claims or liabilities for brokers', financial advisory and finders' fees incurred by reason of any action taken by such party or otherwise arising out of the transactions contemplated by this Agreement by any person claiming to have been engaged by such party.

     Section 10.2 Further Assurances. From time to time after the Closing Date, at the request of another party hereto and at the expense of the party so requesting, each of the parties hereto will execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

     Section 10.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement will be in writing and may be given by any of the following methods: (a) personal delivery;
(b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service. Notices will be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as will be specified by notice given hereunder):

         If to Buyer, to:

                  WilTel Communications (Canada), Inc.
                  2800 Post Oak Blvd.
                  Houston, Texas 77056
                  Attn:  Vice President, Finance and Administration

                  Fax:  (713) 307-4080

         With a copy to:

                  David P. Batow, General Counsel
                  Williams Communications Group, Inc.
                  One Williams Center, Suite 4100
                  Tulsa, Oklahoma 74172

                  Fax:  (918) 573-3005

                  If to Sellers, to:

                  George Johnston
                  45 Banting Way
                  Kanata, Ontario K2K 1P7

                  Hayden Marcus
                  1845 Montereau Avenue
                  Gloucester, Ontario K1C 5X2

                  Gary White
                  15 Parkglen Drive
                  Nepean, Ontario K2G 3H1

         with a copy to:

                  Gregory Sanders
                  Soloway, Wright
                  Suite 900 - 427 Laurier Ave. West
                  Ottawa, Ontario K1R 7Y2

                  Fax:  (613) 238-8507

All such notices, requests, demands, waivers and communications will be deemed received upon (i) actual receipt thereof by the addressee, (ii) actual delivery thereof to the appropriate address, or (iii) in the case of a facsimile transmission, upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error.

     Section 10.4 Severability. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision will not affect the validity or enforceability of any of the other provisions of this

Agreement, which remaining provisions will remain in full force and effect and the application of such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid or unenforceable will be valid and enforced to the fullest extent permitted by law.

     Section 10.5 Binding Effect; Assignment. This Agreement and all of the provisions hereof will be binding upon and will inure to the benefit of the parties hereto and their respective personal representatives, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned, directly or indirectly, including, without limitation, by operation of law, by any party hereto without the prior written consent of the other parties hereto.

     Section 10.6 No Third Party Beneficiaries. This Agreement is solely for the benefit of Sellers, and their respective personal representatives, successors and permitted assigns, with respect to the obligations of Buyer under this Agreement, and for the benefit of Buyer, and its successors and permitted assigns, with respect to the obligations of Sellers. This Agreement will not be deemed to confer upon or give to any third party any remedy, claim, liability, reimbursement, cause of action or other right.

     Section 10.7 Interpretation. (a) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and will not in any way affect the meaning or interpretation of this Agreement.

          (b) As used in this Agreement, the term "person" will mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

          (c) As used in this Agreement, the term "affiliate" will have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

          (d) As used in this Agreement, the term "best efforts" with respect to any party will mean the best efforts of a party without the requirement that such party incur any nonanticipated (as of the date hereof), unreasonable, out-of-pocket expenses or incur any other nonanticipated (as of the date hereof), unreasonable burden or commence or pursue litigation in any action, suit or proceeding, whether administrative, civil or criminal.

     Section 10.8 Entire Agreement. This Agreement and the Schedules, Exhibits and other documents referred to herein or delivered pursuant hereto which form a part hereof constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

     Section 10.9 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

     Section 10.10 Resolution of Disagreements Among Parties. If Buyer or any of the Sellers disagree as to any matter arising hereunder, Buyer and such Seller will promptly consult with each other in an effort to resolve such dispute. If any such disagreement cannot be resolved within fifteen (15) days after either party asserts in writing that such dispute cannot be resolved, Buyer and such Seller will jointly select an arbitrator (the "Arbitrator") pursuant to the Arbitration Act of Ontario to resolve the disagreement. Arbitrator's determination will be binding and conclusive, and any fees and expenses relating to the engagement of the Arbitrator will be shared one-half by the Sellers and one-half by Buyer. Upon the resolution of such dispute either by the parties or by the Arbitrator, any amounts payable by a party hereto will be made to a bank account designated by the payee no later than five (5) business days after such resolution, together with interest at the Citibank base rate as adjusted from time to time from the date the Arbitrator's decision indicates the payment under dispute should have been made.

     Section 10.11 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same agreement.

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

                                          WILTEL COMMUNICATIONS (CANADA), INC.


                                          By:  /s/ LARRY JONES
                                             -----------------------------------
                                            Name: Larry Jones
                                            Title: Vice President

                                          WILLIAMS COMMUNICATIONS SOLUTIONS, LLC


                                          By:  /s/ LARRY JONES
                                             -----------------------------------
                                            Name: Larry Jones
                                            Title: Vice President

                                          1310038 ONTARIO INC.


                                          By:  /s/ GEORGE JOHNSTON
                                             -----------------------------------

                                             Name:George Johnston
                                             Title:President



                                               /s/ GEORGE JOHNSTON
                                             -----------------------------------
                                             GEORGE JOHNSTON

                                          H. MARCUS FAMILY TRUST


                                          By:  /s/ PATRICIA MARCUS
                                             -----------------------------------

                                            Name:Patricia Marcus
                                            Title:Trustee


                                          By:  /s/ HAYDEN MARCUS
                                             -----------------------------------

                                            Name:Hayden Marcus
                                            Title:Trustee




                                               /s/ GEORGE JOHNSTON
                                             -----------------------------------
                                             HAYDEN MARCUS




                                               /s/ GARY WHITE
                                             -----------------------------------
                                             GARY WHITE